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                                   EXHIBIT 5.1

                                Freeborn & Peters
                             311 South Wacker Drive
                                   Suite 3000
                             Chicago, Illinois 60606


March 1, 2000

Information Resources, Inc.
150 North Clinton Street
Chicago, Illinois  60661

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Restricted Stock Agreement - Joseph P. Durrett (as to 310,000 shares) (collectively, the "Plans" and the "Shares" as appropriate). We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         FREEBORN & PETERS